
                    WATKINS-JOHNSON COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following table illustrates the potential dilution of outstanding stock options on net income per share computations:

                                                                      Three Months Ended               Nine Months Ended
------------------------------------------------------------------------------------------------------------------------
                                                       Sept. 29, 1995   Sept. 30, 1994   Sept. 29, 1995   Sept. 30, 1994
------------------------------------------------------------------------------------------------------------------------
FOR PRIMARY NET INCOME PER SHARE:

    Weighted average shares outstanding ...........       8,079,000        7,450,000        7,877,000        7,450,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using average market price
                                                            939,000          710,000          939,000          710,000
----------------------------------------------------------------------------------------------------------------------

    Total .........................................       9,018,000        8,160,000        8,816,000        8,160,000


FOR FULLY DILUTED NET INCOME PER SHARE:

    Weighted average shares outstanding ...........       8,079,000        7,450,000        7,877,000        7,450,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using greater of closing
        market price or average price .............       1,004,000          894,000        1,004,000          894,000
----------------------------------------------------------------------------------------------------------------------

    Total .........................................       9,083,000        8,344,000        8,881,000        8,344,000
======================================================================================================================

Net income ........................................      $    8,910       $    5,386       $   22,039       $   14,944
======================================================================================================================

Primary net income per share ......................      $      .99       $      .66       $     2.50       $     1.83
======================================================================================================================

Fully diluted net income per share ................      $      .98       $     *.61       $     2.48       $     1.79
======================================================================================================================

*Reported $.61 instead of $.65 so cumulative earnings for all quarters total year-to-date earnings of $1.79 per share.

This   calculation  is  submitted  in  accordance   with  Regulation  S-K,  Item
601(b)(11).

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